EXHIBIT 5.1

[LETTERHEAD OF VENABLE LLP]

February 2, 2007

Behringer Harvard REIT I, Inc.
Suite 600
15601 Dallas Parkway
Addison, Texas 75001

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to (a) 9,000 shares (the “Non-Employee Director Shares”) of Common Stock, $.0001 par value per share, of the Company (the “Common Stock”) to be issued from time to time pursuant to the Company’s Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”) and (b) 13,190,100 shares (the “Incentive Shares” and, together with the Non-Employee Director Shares, the “Shares”) of Common Stock to be issued from time to time pursuant to the Company’s 2005 Incentive Award Plan (the “Incentive Plan” and, together with the Non-Employee Director Plan, the “Plans”).  The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.             The Registration Statement;

2.             The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.             The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Behringer Harvard REIT I, Inc.
February 2, 2007

5.             Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the adoption of the Plans and the registration and issuance of the Shares (the “Board Resolutions”), certified as of the date hereof by an officer of the Company;

6.             Resolutions adopted by the sole stockholder of the Company relating to, among other matters, the approval of the Non-Employee Director Plan (the “Stockholder Resolutions”), certified as of the date hereof by an officer of the Company;

7.             Minutes of a meeting of the stockholders of the Company relating to, among other matters, the approval of the Incentive Plan (the “Stockholder Minutes” and, together with the Board Resolutions and the Stockholder Resolutions, the “Resolutions”), certified as of the date hereof by an officer of the Company;

8.             The Plans;

9.             A certificate executed by an officer of the Company, dated as of the date hereof; and

10.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.             Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.             Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.             All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or

Behringer Harvard REIT I, Inc.
February 2, 2007

relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.             The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article V, Section 5.9 (Restrictions on Ownership and Transfer) of the Charter or in either of the Plans.

6.             Each option, restricted stock unit, right or other security exercisable or exchangeable for a Share pursuant to a Plan (each, an “Option”) will be duly authorized and validly granted in accordance with such Plan and Article IX, Section 9.4(vi) of the Charter and exercised or exchanged in accordance with the terms of such Plan, including any stock option agreement entered into in connection therewith, and Article IX, Section 9.4(vi) of the Charter at the time of any exercise or exchange of such Option.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.             The issuance of the Shares has been duly authorized and, when and to the extent issued in accordance with the Resolutions, the applicable Plan and the Registration Statement, and any stock option agreement, restricted stock agreement or other form of award agreement utilized under such Plan, the Shares will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Behringer Harvard REIT I, Inc.
February 2, 2007

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP